As filed with the Securities and Exchange Commission on November 29, 2000
                   Registration No. __________________________
 _______________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            _________________________
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           __________________________

                            WORLDWIDE PETROMOLY, INC.
               (Exact name of issuer as specified in its charter)

    Colorado                                                     84-7125214
   (State of incorporation                                   (I.R.S. Employer
    or organization)                                        Identification No.)

            1300 Post Oak Boulevard, Suite 1985, Houston, Texas 77056
                    (Address of principal executive offices)

          Year 2000 Employee and Consultant Stock and Stock Option Plan
                            (Full title of the plan)
                           ___________________________
                            Lance Rosmarin, President
                            Worldwide Petromoly, Inc.
                       1300 Post Oak Boulevard, Suite 1985
                              Houston, Texas 77056
                                 (713) 892-5823
 (Name, address and telephone number, including area code, of agent for service)
                          ____________________________

                       CALCULATION  OF  REGISTRATION  FEE
____________________________________________________________________________________
PROPOSED                                PROPOSED    PROPOSED
TITLE OF EACH                           MAXIMUM     MAXIMUM
CLASS OF                                OFFERING    AGGREGATE
SECURITIES           AMOUNT             PRICE       OFFERING      AMOUNT OF
TO  BE               TO BE              PER         PRICE         REGISTRATION
REGISTERED           REGISTERED         SHARE(*)    (*)           FEE
____________________________________________________________________________________
COMMON STOCK,        1,750,000 SHARES   $   0.14    $ 245,000.00  $     64.68
NO PAR VALUE,
UNDERLYING OPTIONS
____________________________________________________________________________________
_______________________________________________________________________________

*     ESTIMATED  PURSUANT TO RULE 457 OF THE SECURITIES ACT OF 1933, AS AMENDED,
SOLELY  FOR  PURPOSES  OF  CALCULATING  THE  REGISTRATION  FEE.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Worldwide Petromoly Inc. (the "Company"), are incorporated herein by reference and made a part hereof: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000; and (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2000.


ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

Robert D. Axelrod, whose firm is rendering the legal opinion for this registration statement, may receive compensation pursuant to the Plan for which shares are being registered hereby. This amount of compensation which he may receive, if any, has not been determined.


ITEM  6.     INDEMNIFICATION  OF  OFFICERS  AND  DIRECTORS.

     It is the position of the Securities and Exchange Commission (the "Commission") that indemnification against liabilities for violations under the federal securities laws, rules and regulations is against public policy. See subparagraph (c) of Item 9 below.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, Director or Officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) The Company has the power under the Colorado Business Corporation Act to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Officer, employee, fiduciary, or agent of the Company or was serving at its request in a similar fiduciary, or agent of the Company or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Company but no indemnification shall be made if such person was adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     (b) The Articles of Incorporation and Bylaws of the Company generally allow indemnification of Officers and Directors to the fullest extent allowed by law.

     The foregoing discussion of the Company's Articles and of the Colorado Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by such Articles and statutes, respectively.


ITEM  8.     EXHIBITS.

     The  following  is  a  list  of  exhibits filed as part of the Registration
Statement:

Exhibit Number  Description  of  Exhibit
--------------  ------------------------

        5       Opinion of Axelrod, Smith & Kirshbaum

    23(i)       Consent of Axelrod, Smith & Kirshbaum.  See Exhibit 5.

   23(ii)       Consent  of  Jackson & Rhodes P.C


ITEM  9.     UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes:

     A.     (1)     To file during any period in which offers or sales are being made,  a  post-effective  amendment  to  this  Registration  Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a) (i) and (a) (ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, that the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 29, 2000.

                           WORLDWIDE  PETROMOLY,  INC.
                     ______________________________________

                                   By:  /s/  Lance  Rosmarin
                                      ---------------------------
                                      Lance  Rosmarin,  President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


Signature                         Title                        Date
----------                        -----                        ----


____________________________________________
/s/  Gilbert  Gertner   Director                               November 29, 2000
---------------------   and Chairman of the Board
Gilbert Gertner



____________________________________________
/s/  Lance  Rosmarin    Director, President, Secretary and     November 29, 2000
--------------------    Chief Financial and Accounting Officer
     Lance  Rosmarin



____________________________________________
/s/  Norton  Cooper     Director                               November 29, 2000
-------------------
Norton  Cooper

                           AXELROD, SMITH & KIRSHBAUM
                   An Association of Professional Corporations
                                ATTORNEYS AT LAW
                         5300 Memorial Drive, Suite 700
                            Houston, Texas 77007-8292


                                                 Telephone  (713)  861-1996
Robert  D.  Axelrod,  P.C.                       Facsimile  (713)  552-0202

                                           November  28,  2000



Mr.  Lance  Rosmarin,  President
Worldwide  Petromoly,  Inc.
1300 Post Oak Boulevard, Suite 1985
Houston,  Texas  77056

Dear  Mr.  Rosmarin:

     As counsel for Worldwide Petromoly, Inc., a Colorado corporation ("Company"), you have requested our firm to render this opinion in connection with the registration statement of the Company on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission relating to the registration of the issuance of up to 1,750,000 shares of common stock, no par value per share (the "Common Stock"), to be issued to directors, employees and consultants to the Company, pursuant to a Year 2000 Employee and Consultant Stock and Stock Option Plan dated November 14, 2000 ("Plan").

     We are familiar with the Registration Statement and the registration contemplated thereby. In giving this opinion, we have reviewed the Registration Statement and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as we have felt necessary or appropriate in order to render the opinions expressed herein. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

     Based  upon  the  foregoing,  we  are  of  the  opinion  that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; and

2. The shares of Common Stock to be issued are validly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

3. The shares of Common Stock to be issued underlying the Stock Options are validly authorized and, when issued and delivered upon the exercise of the Options in accordance with the terms of their respective Option Agreements, and against payment therefore, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to Axelrod, Smith, & Kirshbaum under the heading "Exhibits-Opinion."


                                            Very  truly  yours,


                                            Axelrod, Smith & Kirshbaum

                        Consent of Jackson & Rhodes P.C.


                         CONSENT OF INDEPENDENT AUDITORS

The  Board  of  Directors
Worldwide  Petromoly,  Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Worldwide Petromoly, Inc. of our report dated October 6, 2000, relating to the consolidated balance sheets of Worldwide Petromoly, Inc. as of June 30, 2000 and 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the annual report on Form 10-KSB of Worldwide Petromoly, Inc. for the year ended June 30, 2000.


                                                /s/  Jackson  &  Rhodes  P.C.


Dallas,  Texas
November  27,  2000